Exhibit 16.1

[Raich Ende Malter & Co. LLP Letterhead]

February 13, 2020
Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the section under the heading “Changes in Registrant’s Certifying Accountant” included in the Form 8-K of Transphorm, Inc. to be filed on or about February 13, 2020 and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.
Respectfully submitted,
/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP
Melville, New York